Exhibit 21


                             Subsidiaries of the Registrant



Name of Subsidiary               State of Incorporation            Percent Owned
- ------------------               ----------------------            -------------

Innovo Inc.                             Texas                          100%

NASCO Products, Inc.                    Texas                          100%

Leaseall Management, Inc.             Tennessee                        100%

Group Services, Inc.                  Tennessee                        100%

NPI International, Inc.               Tennessee                        100%

ANG Sport, Inc.                       Tennessee                        100%

Thimble Square, Inc.                   Georgia                         100%